EXHIBIT 99.1

Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. Announce Redemption of 8.75%
Senior Notes due 2012

OVERLAND PARK, KANSAS (May 5, 2010) – Ferrellgas Partners, L.P. (NYSE: FGP) (the “Company”) announced today that it and its wholly owned subsidiary Ferrellgas Partners Finance Corp. (together, the “Issuers”) will redeem for cash the entire $34,103,000 outstanding principal amount of the Issuers’ 8.75% Senior Notes due 2012 (CUSIP No. 31529MAA6), which represent all of the notes of such series that remain outstanding after consummation of the Company’s recently completed tender offer in respect of the notes. The redemption date will be June 15, 2010.

The Issuers will pay a redemption price of $1,000.00 per $1,000 principal amount of the notes, plus any accrued and unpaid interest to June 15, 2010.

A notice of redemption is being sent to all currently registered holders of the notes by the trustee, U.S. Bank National Association. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-(800)-934-6802 (toll-free).

Payment of the redemption price will be made on or after June 15, 2010 upon presentation and surrender of the notes by mail or hand delivery to U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Administration. Unless the Issuers default in making the redemption payment, interest on the Notes will cease to accrue on and after the redemption date and the only remaining right of the holders thereof is to receive the redemption payment upon surrender to U.S. Bank National Association of the Notes.

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Jim Saladin, Media Relations, 913-661-1833